EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2003 relating to the consolidated financial statements of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in Kansas City Southern's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 28, 2003 relating to the consolidated financial statement of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers

/s/ PricewaterhouseCoopers, S.C.

Mexico City
July 31, 2003